* Please note that Benjamin R. Jacobson is the designated filer for and signing on behalf of all of the joint filers listed above.  The issuer is Childtime Learning Centers, Inc. and the ticker symbol is CTIM for all of the joint filers listed above.  The date of the events requiring this statement for all of the joint filers listed above is August 6, 2004.

Jacobson Partners
595 Madison Avenue, Suite 3100
New York, NY 10022

Bernard Matte
3590 Avenue du Musee
Montreal, Quebec, Canada
H3G 2C7

Barcam Holdings, Inc.
3590 Avenue du Musee
Montreal, Quebec, Canada
H3G 2C7